Exhibit 10.1

BODY CENTRAL CORP.
2015 ANNUAL INCENTIVE PLAN

SECTION 1. PURPOSE OF THE PLAN

The Body Central Corp. 2015 Annual Incentive Plan (the “Plan”) is a performance-based incentive program. The purpose of the Plan is to provide cash-based incentive compensation to those officers, executives, and key employees who, in the opinion of Body Central Corp. (the “Company”), contribute significantly to the growth and success of the Company; to attract and retain individuals of outstanding ability; and to align the interests of those who hold positions of major responsibility in the Company with the interests of Company shareholders. The Plan is intended to constitute a qualified performance-based compensation plan under Section 162(m)(4)(c) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be administered and interpreted so to ensure such compliance.

SECTION 2. DEFINITIONS

Unless the context otherwise indicates, the following definitions shall be applicable:

“Affiliated Entity” shall mean any corporation, partnership, limited liability company, business trust, or other person or entity controlling, controlled by or under common control with the Company, as determined by the Committee.

“Award” shall mean a right granted to a Participant pursuant to Section 5 of the Plan to receive a cash payment from the Company based upon achievement of the Participant’s Performance Goal(s) during the relevant Performance Period and subject to the Committee’s discretion pursuant to Section 6.B of the Plan.

“Base Salary” shall mean the actual base salary in effect at the end of the Performance Period to which an Award applies as shown in the payroll/personnel records of the Company.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time; references to particular sections of the Code include references to regulations and rulings thereunder and to successor provisions.

“Committee” shall mean the Compensation Committee, appointed by the Board consisting of two or more directors, each of whom is an “outside director” within the meaning of
Section 162(m)(4)(c)(i) of the Code.

“Company” shall mean Body Central Corp., a Delaware corporation, its successors and assigns.

“Covered Employee” shall mean an individual who with respect to a Performance Period is a “covered employee” within the meaning of Section 162(m) of the Code.

“Disability” shall mean a physical or mental impairment sufficient to make a Participant eligible for benefits under the Company’s long-term disability plan; provided, however, that if payment or settlement of an award subject to Section 409A of the Code is to be accelerated solely as a result of a Participant’s Disability, Disability shall have the meaning set forth in Section 409A of the Code.

“Employee” shall mean any employee of the Company or an Affiliated Entity or any person to whom an offer of employment with the Company or an Affiliated Entity is extended.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions, statements and pronouncements of the Financial Accounting Standards Board (or predecessors or successors thereto or agencies with similar functions) or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination and in any event applied in a manner consistent with the application thereof used in the preparation of the Company’s financial statements.

“Maximum Award Opportunity” shall mean an amount equal to a percentage of Base Salary to be awarded to a Participant with respect to a single Performance Period upon achieving the maximum level of performance respecting a Performance Goal as established by the Committee pursuant to Section 5 of the Plan. In no event, however, shall a Participant who is a Covered Employee receive payment under all Awards with Performance Periods ending within a single fiscal year of the Company in excess of $10 million.

“Participant” shall have the meaning ascribed to it in Section 4 of the Plan.

“Performance Goal” shall mean performance objectives established by the Committee for each Performance Period for the purpose of determining the extent to which a Participant will receive payment under an Award for such Performance Period. With respect to Awards made to Participants who are Covered Employees, the Performance Goal(s) selected for a particular Performance Period must include one or more of the following performance criteria, either individually or in any combination, applied to the Company as a whole, to an Affiliated Entity, to a business unit of the Company or any Affiliated Entity, or to any individual, measured either annually or cumulatively over a period of time, on an absolute basis or relative to an identified index or peer group, and, where applicable, may be measured on a pre-tax or post-tax basis, in the aggregate or on a per-share basis and on an absolute basis or as a percentage change over a period of time: net sales; comparable store sales; cost of goods sold; gross margin; cost of sales; gross income; operating income; earnings (including before taxes, and/or interest and/or depreciation and amortization); net income; earnings per share (including diluted earnings per share; before or after extraordinary items); operating margin; pre-tax profit; net profit margin; price per share; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; net cash provided by operating activities less capital expenditures; ratio of debt to debt plus equity; return on stockholder equity; return on capital; return on assets; return on equity; return on investment; operating working capital; working capital as a percentage of net sales; cost of capital; average accounts receivable; inventory turnover; economic value added; performance value added; stock price; total stockholder return; customer satisfaction; customer loyalty and/or retention; market share; new store openings; mergers and/or acquisitions; cost structure reduction; cost savings; operating goals; employee satisfaction and/or retention. With respect to Awards made to Participants who are not Covered Employees, or for purposes of reducing the amount payable under an Award that is intended to qualify as performance-based compensation under Code Section 162(m), the Performance Goal(s) selected for a particular Performance Period may include any of the goals listed above or any other goals, including subjective goals, selected by the Committee.

“Performance Period” shall mean the period (not to exceed one fiscal year of the Company) designated by the Committee and communicated to each Participant over which the attainment of the Performance Goal(s), will be measured for purposes of determining payment of an Award or, for an Employee who is first hired as an employee after the first day of such period and who becomes a Participant during such period, such portion of the period as determined by the Committee consistent with the requirements of Section 162(m) of the Code.

“Plan” shall mean the Body Central Corp. 2015 Annual Incentive Plan, as amended from time to time.

“Sale Event” shall have the meaning given in the Body Central Corp. Third Amended and Restated 2006 Equity Incentive Plan, as in effect from time to time, or any similar successor plan thereto.

SECTION 3. PLAN ADMINISTRATION

A.The Committee.

The Plan will be administered by the Committee. The Committee may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan or any Award letter by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. In accordance with and subject to the provisions of the Plan, the Committee will have full authority and discretion with respect to Awards made under the Plan, including without limitation the following (a) selecting the key Employees to be Participants; (b) establishing the terms of each Award; (c) determining the time or times when Awards will be granted; and (d) establishing the restrictions and other conditions to which the payment of Awards may be subject. Other than as permitted by Section 3.B and Section 6.B, the Committee will have no authority under the Plan to amend or modify, in any manner, the terms of any outstanding Award in a manner that would adversely affect the Participant’s rights under the Award. Each determination, interpretation, or other action made or taken by the Committee pursuant to the provisions of the Plan will be conclusive and binding for all purposes and on all persons, and no individual who is serving as a member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.

B.Adjustments.

In the event of (a) any merger, reorganization, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights, offering, extraordinary dividend (including a spin-off), or other similar change affecting the Company’s shares; (b) any purchase, acquisition, sale, or disposition of a significant amount of assets other than in the ordinary course of business, or of a significant business; (c) any change resulting from the accounting effects of discontinued operations, extraordinary income or loss, changes in accounting as determined under GAAP, or restatement of earnings; or (d) any charge or credit resulting from an item which is classified as “non-recurring,” “restructuring,” or similar unusual item on the Company’s audited annual Statement of Operations which, in the case of (a) - (d), results in a change in the components of the calculations of any of the Performance Goals as established by the Committee, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Performance Goal, upon which an Award is based, the Committee shall, without the consent of any affected Participant, amend or modify the terms of any outstanding Award that is based in whole or in part on the performance of the Company (or any Affiliated Entity or division thereof) or such other entity so as equitably to reflect such event or events; provided, however, that the Committee shall not take any action pursuant to this Section which would constitute an impermissible exercise of discretion pursuant to Section 162(m) of the Code.

SECTION 4. PARTICIPATION

The Participants for any Performance Period shall be those key Employees who are granted Awards by the Committee under the Plan for such Performance Period.

SECTION 5. ESTABLISHMENT OF PERFORMANCE GOALS

Prior to the beginning of each Performance Period, or not later than 90 days following the commencement of the relevant Performance Period (or, in the case of a Performance Period for a period of time of less than 12 months’ duration, no later than by the end of the first 25% of such period or such earlier date as may be required pursuant to Section 162(m) of the Code), the Committee shall establish and communicate in writing to each Participant the specific Performance Goals, which must be achieved for each Participant to receive an Award payment for such Performance Period. The Performance Goals may include a threshold level of performance below which no Award payment shall be earned, target levels of performance at which specific Award payments will be earned, and a maximum level of performance at which the maximum level of Award payment will be earned, provided, however, that no such maximum level of Award payment in respect of any Performance Period shall exceed the Maximum Award Opportunity.

For a Covered Employee who is first hired as an employee and who becomes a Participant after the first day of the Performance Period, the Performance Goals and other criteria as set forth in this Section 5 shall be established by the Committee and communicated to the Participant within the time period permitted by Section 162(m) of the Code.

SECTION 6. PAYMENT OF AWARDS

A.Performance Period Payments.

The Committee shall make a determination as soon as practicable following the completion of each applicable Performance Period, or such portion of the applicable Performance Period as the Committee shall determine, whether the Performance Goal(s) have been achieved and the amount of the Award payment for each Participant, provided, however, that in no event will an Award payment payable under this Plan exceed the Maximum Award Opportunity. The Committee shall certify the foregoing determinations in writing.

Payment of each Award in a cash lump sum, less applicable withholding taxes pursuant to Section 9 of the Plan, shall be made as soon as practicable after certification by the Committee, provided, however, that any such payment shall be made no later than March 15 of the year immediately following the year in which the applicable Performance Period expires. To the extent the Company should later determine that an Award was incorrectly paid or calculated, the Participant shall return to the Company the amount of any such incorrect payment.

B.Discretionary Downward Adjustments.

At any time after an Award has been granted but before the Award has been paid, the Committee, in its sole and absolute discretion, may reduce or eliminate the Award for any reason or for no reason, including, without limitation, the Committee’s judgment that the Performance Goals have become an inappropriate measure of achievement, a change in the employment status, position or duties of the Participant, unsatisfactory performance of the Participant, or the Participant’s service for less than the entire Performance Period.

SECTION 7. TERMINATION OF EMPLOYMENT

A.General Rule.

Except as set forth below, in order to receive payment of an Award, a Participant must be employed by the Company or an Affiliated Entity on the last day of the Performance Period for such Award. This Section 7(A) shall be deemed to supersede any contrary provision of any employment contract that the Participant may have with the Company or an Affiliated Entity.

B.Termination Due to Death, Disability, or Retirement.

In the event a Participant’s employment with the Company and all Affiliated Entities is terminated by reason of death, Disability, or retirement, as defined by the Committee, prior to the end of the Performance Period, the Participant (or the Participant’s estate) (subject to the Committee’s discretion as allowed by Sections 3.A and 6.B of the Plan) shall be entitled to a distribution of the Award that would otherwise have been payable to the Participant on the payment date pursuant to Section 6 of the Plan after the completion of the Performance Period, pro-rated based upon a fraction, the numerator of which is the number of full days worked on active payroll in an incentive-eligible position during the applicable Performance Period and the denominator of which is the number of days in such Performance Period (or the number of days remaining in such Performance Period after the individual is assigned to an incentive-eligible position), as determined by the Committee. For avoidance of doubt, no amount shall be payable pursuant to this Section 7(B) unless the Performance Goal(s) for such Performance Period are achieved.

C.Termination for Reasons Other than Death, Disability, or Retirement.

In the event a Participant’s employment is terminated with the Company and all Affiliated Entities prior to the end of the Performance Period for any reason other than death, Disability, or retirement, the Participant’s Award for such Performance Period shall be immediately forfeited and the Participant shall have no right to any payment thereafter; provided, however, that under such circumstances the Committee may, in its sole discretion, pay the Participant an amount not to exceed a percentage of the amount earned according to the terms of the Award equal to the portion of the Performance Period that the Participant was employed, subject to the achievement of the Performance Goal(s) for such Performance Period.

SECTION 8. SALE EVENT

If a Sale Event occurs, then notwithstanding any other provisions of the Plan, each outstanding Award shall be deemed to have achieved a level of performance equal to the greater of (1) the target level of performance, or (2) the level that would have been achieved as of the end of the Performance Period had achievement continued at the rate in effect as of the date of the Sale Event ,as determined by the Committee. The Award amount payable shall then be pro-rated based on the length of time the Participant has been employed during the Performance Period through the date of the Sale Event. Payment of an Award under this Section 8 shall be made as soon as practicable, but in no event later than 60 days following such Sale Event and thereafter the Award will be deemed cancelled.

SECTION 9. PAYMENT OF WITHHOLDING TAXES

All payments under the Plan are subject to withholding of all applicable taxes. The Company may condition the delivery of benefits under the Plan on satisfaction of the applicable withholding obligations and is entitled to withhold and deduct from the payment made pursuant to an Award or from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to any payment made pursuant to an Award.

SECTION 10. PLAN AMENDMENT, MODIFICATION, AND TERMINATION

The Committee or the Board may suspend or terminate the Plan or any portion thereof at any time and for any reason in its sole discretion; provided that no suspension or termination may adversely affect any outstanding Awards without the consent of the Participants affected thereby. The Committee or the Board may amend the Plan from time to time in such respects as the Committee or the Board may deem advisable in order that Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Committee or the Board may deem to be in the best interests of the Company; provided, however, that no amendments to the Plan will be effective without the approval of the shareholders of the Company if shareholder approval of the amendment is then required for the Plan to continue to be a qualified performance-based compensation plan pursuant to Section 162(m) of the Code; and provided further that no amendments to the Plan may adversely affect any outstanding Awards without the consent of the Participants affected thereby.

SECTION 11. NON-FUNDED, UNSECURED OBLIGATION

A.Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the cash, if any, payable under the Plan, unsecured by any assets of the Company, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person. To the extent that a Participant acquires a right to receive such a cash payment under the Plan, such right shall be no greater than the right of any unsecured, general creditor of the Company.

B.No portion of any amount payable to Participants under the Plan shall be required to be held by the Company in trust or escrow or any other form of asset segregation.

SECTION 12. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan was approved by the Board on November 6, 2014. The Plan is subject to shareholder approval as required by Section 162(m) of the Code. The Plan will become effective if approved at the Company’s 2015 annual meeting of shareholders and shall remain in effect until such time as the Plan is terminated as provided in Section 10. No amounts will be paid pursuant to the Plan unless and until such time shareholder approval is obtained. Any payments pursuant to Awards outstanding upon termination of the Plan may continue to be made in accordance with the terms of the Awards, subject to the authority of the Committee and the Board pursuant to Sections 3 and 10 of the Plan.

SECTION 13. MISCELLANEOUS

A.Employment.

The Plan does not constitute a contract of employment and nothing in the Plan will interfere with or limit in any way the right of the Company to terminate the employment or otherwise modify the terms and conditions of the employment of any Employee or Participant at any time, nor confer upon any Employee or Participant any right to continue in the employ of the Company or any Affiliated Entity.

B.Restrictions or Transfer.

Except pursuant to testamentary will or the laws of descent and as otherwise expressly permitted by the Plan, no right or interest of any Participant in an Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

C.Governing Law.

Except in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration, and effect of the Plan and any rules, regulations, and actions relating to the Plan will be governed by and construed exclusively in accordance with the internal, substantive laws of the State of Delaware, without regard to the conflict of law rules of the State of Delaware or any other jurisdiction.

D.Clawbacks.

To the extent required by applicable laws, rules, regulations or securities exchange listing requirements, or any Company policy implementing the foregoing, the Company shall have the right, and shall take all actions necessary, to recover any amounts paid to any individual under this Plan.

E.Code Section 162(m).

It is the intent of the Company that the Plan comply fully with and meet all the applicable requirements of Code Section 162(m) and the regulations thereunder with respect to Awards made to Covered Employees. If any provision of the Plan or if any Award would otherwise conflict with the intent expressed in this subsection (E), that provision, to the extent possible, shall be interpreted so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees. Nothing herein shall be interpreted to preclude a Participant who is or may be a Covered Employee from receiving any remuneration from the Company that is awarded not pursuant to the Plan or does not comply with Code Section 162(m).

F.Code Section 409A.

The Plan and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, Code Section 409A. The Plan and all Awards shall be administered, interpreted, and construed in a manner consistent with Code Section 409A or an exemption therefrom. Should any provision of the Plan, any Award hereunder, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Participant, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Employee’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s termination date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on the Employee under Section 409A. Any payments to be made under this Plan upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A to the extent required in order to avoid accelerated taxation or tax penalties under Section 409A. For purposes of Section 409A, each payment made under this Plan shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with

Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

G.Successors.

The Plan will be binding upon and inure to the benefit of the successors of the Company and the Participants.

Grant Letter

Effective [date] (the “Effective Date”), you have been offered an Award from Body Central Corp. (the “Company”) pursuant to the Plan identified above. This Award entitles you to the right to receive a cash payment on the Payment Date specified below, subject to the terms and conditions of the Plan if the Company achieves certain Performance Goals as determined by the Committee in its discretion as set forth below.

Your Maximum Award Opportunity: $[Base Salary x %]

Your Performance Goals and Incremental Projected Amount: [insert “scorecard” containing goals as established by the Committee with corresponding achievable Award payments]

Performance Period: mm/dd/yyyy to mm/dd/yyyy

Payment Timing: Payments earned pursuant to this Award will be made no later than March 15 of the year following the year in which the Performance Period ends.

Deemed Acceptance. You are required to accept the terms and conditions set forth in this Grant Letter and the Plan, which is made a part of this document, within 60 days following the Effective Date (the “Acceptance Period”) in order for you to receive the Award granted to you hereunder. If you wish to decline this Award, you must expressly reject this Notice prior to the end of the Acceptance Period. For your benefit, if you have not rejected this Grant Letter prior to the end of the Acceptance Period, you will be deemed to have automatically accepted this Award and all the terms and conditions set forth in this Grant Letter and the Plan. Any capitalized terms used but not defined in this Grant Letter have the same meanings given to them in the Plan.